Exhibit 4.1

Execution Version

THIS WARRANT AGREEMENT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

between

WALLBOX, N.V.

and

GENERAC POWER SYSTEMS, INC.

THIS WARRANT AGREEMENT (this “Agreement”), dated as of July 30, 2024 (the “Effective Date”), is by and between Wallbox, N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 83012559 (the “Company”) and Generac Power Systems, Inc., a Wisconsin corporation (together with its assigns, the “Warrantholder”).

WHEREAS, substantially concurrently with the execution of this Agreement, the Company, or its wholly owned subsidiary, Wall Box Chargers, S.L., have entered into a strategic alliance agreement (the “Commercial Agreement”) with Warrantholder providing for, among other things, a long term supply arrangement involving the collaboration on product integration with the Generac ecosystem;

WHEREAS, the Company desires to grant to the Warrantholder, in consideration for, among other things, the product development collaboration and other services provided for in the Commercial Agreement, the right (the “Warrant”) to purchase Class A ordinary shares of the Company with a nominal value of €0.12 (the “Ordinary Shares”) pursuant to this Agreement;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company and Warrantholder; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of Warrantholder, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Grant of the Right to Purchase Ordinary Shares. For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, 11,135,873 Ordinary Shares. In addition to the adjustment provisions and other protections granted to the Warrantholder in Section 4 below, the Company shall issue to Warrantholder one or more additional warrant agreements to preserve Warrantholder’s fully diluted ownership in the Ordinary Shares equal to 5% of the fully diluted outstanding capital shares of the Company calculated on the Commercial Agreement signing date in the event the holders of the following warrants or options outstanding as of the Effective Date (the “Additional Equity Rights”) exercise or are deemed to exercise (through a cashless exercise or similar mechanism) the Additional Equity Rights after the Effective Date but prior to the end of the Exercise Period:

•	14,142,425 outstanding warrant shares with an exercise price of $11.50 per warrant share, having a one for one exercise ratio and maturing in October 2026;

•	1,007,894 outstanding warrant shares issued to BBVA Bank with an exercise price of $5.32 per warrant share, having a one for one exercise ratio and maturing in 2033; and

•	3,132,572 outstanding stock options to acquire Ordinary Shares.

Within fifteen (15) Business Days after the end of each calendar year, the Company shall notify by email (Lisa Brown, Vice President – Corporate Development; Lisa.Brown@generac.com) the Warrantholder of the number of Additional Equity Rights exercised during the previous year. Subsequently, within fifteen (15) Business Days after such notification, the Company and the Warrantholder shall execute a warrant agreement (substantially in the form of this Agreement) granting the Warrantholder the right to purchase additional Ordinary Shares at the Exercise Price specified herein. This new warrant agreement shall ensure that the Warrantholder maintains a 5% fully diluted ownership interest in the Company’s share capital, adjusted downward for any Warrant exercised (under this Agreement or any other warrant agreement entered into pursuant to this paragraph), calculated as of the Commercial Agreement signing date.

In any event, upon the exercise of any Warrant (under this Agreement or any warrant agreement granted pursuant to the preceding paragraphs), the Company shall facilitate and cooperate with the Warrantholder, simultaneously with such exercise and upon the Warrantholder’s request, in the purchase of new Ordinary Shares corresponding to any Additional Equity Rights exercised or in connection with any additional Ordinary Shares subject to the Capital Raise that have not been covered by any warrant agreement executed between the Company and the Warrantholder under the preceding paragraphs. It is clarified that the sale and purchase of such additional new Ordinary Shares shall be governed by the terms set forth in this Agreement.

2. Warrants.

2.1 Warrant Register. The Company shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants, showing the name of the record Warrantholder from time to time. Upon the initial issuance of the Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

This Agreement shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon this Agreement shall have ceased to serve in the capacity in which such person signed this Agreement before the Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant (notwithstanding any notation of ownership or other writing on any Warrant Agreement made by anyone other than the Company), for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

2.3 No Fractional Warrants. The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

3. Terms and Exercise of the Agreement.

3.1 Exercise Price. This Agreement shall entitle the Warrantholder and any of its affiliates and direct and indirect subsidiaries or parent entities (collectively, the “Warrantholder Group”), subject to the provisions of this Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $3.05 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Exercise Price” as used in this Agreement shall mean the price per share (in U.S. Dollars) at which the Ordinary Shares may be purchased at the time this Agreement is exercised. The Company in its sole discretion may lower the Exercise Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided, further, that any such reduction shall be identical among all of the Warrants. The term “Business Day” as used in this Agreement shall mean any day other than Saturday, Sunday or other day on which commercial banks in New York, NY, United States of America are authorized or required by law to remain closed.

3.2 Duration of the Agreement. This Agreement may be exercised only during the period (the “Exercise Period”) commencing on the date of today, and terminating on the earliest to occur of: (x) the date that is five (5) years after the Commercial Agreement signing date and (y) the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of this Agreement shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), any Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that (1) the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and (2) any such extension shall be identical in duration among all the Warrants.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of this Agreement, a Warrant may be exercised by the Registered Holder thereof by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”), properly completed and executed by the Registered Holder, and by paying in full the Exercise Price for each full share of Ordinary Share as to which the Warrant is exercised and any and all applicable taxes (including withholding taxes) due in connection with or upon the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares and the issuance of such Ordinary Shares, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the Company or by wire transfer of immediately available funds;

(b) in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the difference between the “Fair Market Value”, as defined in subsection 4.1.1, and the Exercise Price by (y) the Fair Market Value.

3.3.2 Issuance of Ordinary Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position for the number of Ordinary Shares to which it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Agreement, as applicable, for the number of Ordinary Shares as to which such Agreement shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4, or a valid exemption from registration under the Securities Act is available. No Warrant shall be exercisable and the Company shall not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. The Company may require the Warrantholder to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, the Company shall round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder.

3.3.3 Valid Issuance. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position for Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such Ordinary Shares on the date on which this Agreement was surrendered and payment of the Exercise Price was made, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such Ordinary Shares at the close of business on the next succeeding date on which the share transfer books are open.

4. Adjustments.

4.1 Stock Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, stock split or reclassification of the Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of the Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the

Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. If the Ordinary Shares no longer trade on an applicable exchange or market at the time of the determination of “Fair Market Value”, then “Fair Market Value” shall be determined by the Board and Warrantholder mutually, with each acting reasonably and in good faith in making such determination.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other of the Company’s share capital into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, acting reasonably in good faith) of any securities or other assets paid on each Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 per share (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share. Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 per share and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Ordinary Shares during the 365-day period ending on the date of declaration of such $0.35 per share dividend, then the Exercise Price will be decreased, effectively immediately after the effective date of such $0.35 per share dividend, by $0.25 (the absolute value of the difference between $0.75 per share (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 per share (the greater of (x) $0.50 per share and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding Ordinary Shares is decreased by a consolidation, combination or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

4.3 Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Ordinary Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Ordinary Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Ordinary Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding Ordinary Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, however, that if less than 70% of the consideration receivable by the holders of the Ordinary Shares in the applicable event is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current

Report on Form 8-K filed with the Commission, the Exercise Price shall be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the Exercise Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each Ordinary Share shall be the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Ordinary Shares consists exclusively of cash, the amount of such cash per Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in Ordinary Shares covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of Ordinary Shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrantholder, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Ordinary Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional Ordinary Shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of Ordinary Shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Warrants.

5.1 Transfers. Subject to the restrictions on transfer set forth in this Agreement and compliance with applicable federal and state securities laws, this Agreement and all rights hereunder may not be assigned by the Warrantholder without the written consent of the Company, in whole or in part, except to an entity in the Warrantholder Group. The Company shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit B (the “Transfer Notice”), accompanied by the transferee’s correct, complete and duly executed IRS Form W-9 (or successor applicable form) or an appropriate IRS Form W-8 (or successor applicable form) with all required attachments, at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes. After the Company’s registration of a transfer of the Warrant, the Company will issue and deliver to the transferee a new warrant (representing the portion of the Warrant so transferred) upon the same terms and conditions as the Warrant Agreement and in substantially identical form (any such new warrant, a “New Warrant”), which the Company will register in the new holder’s name. In the event of registration of a partial transfer of the Warrant, the Company shall concurrently issue and deliver to the transferring holder a New Warrant that entitles the transferring holder to the balance of the Warrant not so transferred and that otherwise is upon the same terms and conditions as the Warrant. Upon the delivery of the Warrant for transfer, the transferee holder shall for all purposes become the holder of the New Warrant issued for the portion of the Warrant so transferred, irrespective of the date of actual delivery of the New Warrant representing the portion of the Warrant so transferred. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Warrantholder has in respect of this Warrant Agreement.

5.2 Representation by the Warrantholder. The Warrantholder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Ordinary Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Ordinary Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

5.3 Transfer Restrictions. The Warrantholder acknowledges that the Ordinary Shares acquired upon the exercise of this Agreement, if not registered pursuant to an effective registration statement under the Securities Act or eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144 promulgated under the Securities Act, will have restrictions upon resale imposed by state and federal securities laws and such Ordinary Shares will be imprinted with the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER MAY NOT OFFER, SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, OR OTHERWISE DISPOSE OF OR ENCUMBER SUCH SECURITIES EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PROSPECTUS UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, RESPECTIVELY, OR WITH AN EXEMPTION FROM SUCH REGISTRATION OR PROSPECTUS REQUIREMENT.

5.4 Service Charges. No service charge shall be made for any exchange or transfer of Warrants.

6. Redemption.

6.1 Redemption of Warrants for when the price per share equals or exceeds $6.00. One year following the commencement of the Exercise Period, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, but subject to the exericise rights set forth in Section 6.3 below, at any time while it is exercisable and prior to the Expiration Date, at the office of the Company, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price (the “Redemption Price”) of $0.01 per Warrant, provided that the last reported sales price of the Ordinary Shares has been at least $6.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third (3rd) Business Day prior to the date on which notice of the redemption is given; provided that there is an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1(b).

6.2 Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants pursuant to Section 6.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date ( the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.3 Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1(b), the notice of redemption shall contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 4.1.1 hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

7. Other Provisions Relating to Rights of the Warrantholder; Cashless Exercise.

7.1 No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrant Agreement. If any Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant Agreement of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant Agreement shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of unissued Ordinary Shares in its authorized share capital as provided for in the Company’s articles of association that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement; provided, that the Ordinary Shares issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws.

7.4 Registration of Ordinary Shares; Cashless Exercise at Company’s Option.

7.4.1 Registration of the Ordinary Shares. The Company agrees that as soon as practicable, but in no event later than twenty (20) Business days after the Effective Date, it shall use its commercially reasonable efforts to file with the Commission a post-effective amendment to the registration statement or a new registration statement for the registration, under the Securities Act, of the issuance of the Ordinary Shares issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective within sixty (60) days after the closing of the Effective Date and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the Effective Date, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the Effective Date and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the Exercise Price by (y) the Fair Market Value. The nominal value of Ordinary Shares issued upon exercise of Warrants on a “cashless basis” may be paid-up at the expense of the reserves of the Company. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Company from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Company shall be conclusively determined by the Company. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require the Warrantholder who exercise the Warrants to exercise such Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its best efforts to register or qualify for sale the Ordinary Shares issuable upon exercise of the Warrants under the blue sky laws of the state of residence of the exercising Warrantholder to the extent an exemption is not available.

8. [Reserved]

9. Miscellaneous Provisions.

9.1 Successors. Subject to applicable securities laws, all the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the parties hereto shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the parties hereto), as follows:

If to the Company:

Wallbox N.V.

Carrer del Foc, 68

Barcelona, Spain 08038

Attention: Enric Asuncion

With a copy to:

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, TX 77002

Attn: Ryan Maierson

If to the Warrantholder:

Generac Power Systems, Inc.

S45 W29290 Hwy. 59

Waukesha, Wisconsin 53189

Attn: Kyle B. Flanagan, Assistant General Counsel

E-mail: Kyle.Flanagan@generac.com

With a copy to:

Reinhart Boerner Van Deuren s.c.

N16 W23250 Stone Ridge Drive, Suite 1

Waukesha, WI 53188

Attention: Eric P. Hagemeier

E-mail: ehagemeier@reinhartlaw.com

9.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York (the “Designated Courts”), and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “NY foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “NY enforcement action”), and (y) having service of process made upon such warrant holder in any such NY enforcement action by service upon such warrant holder’s counsel in the NY foreign action as agent for such warrant holder.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the principal office of the Company for inspection by the Registered Holder of any Warrant. The Company may require any such holder to submit his Warrant for inspection by it.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Exercise Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of 50% of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Exercise Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.10 Service of Process. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9.2 and Section 9.3 shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WALLBOX, N.V.

By:	/s/ Enric Asunción
Name:	Enric Asunción
Title:	Chief Executive Officer

GENERAC POWER SYSTEMS, INC.

By:	/s/ Jen Anderson
Name:	Jen Anderson
Title:	EVP, Global Strategy and Development

EXHIBIT A

Form of Notice of Exercise

[To Be Executed Upon Exercise of Warrant]

The undersigned hereby irrevocably elects to exercise the right, represented by this Notice of Exercise, to receive [•] Ordinary Shares, pursuant to the terms of the Warrant Agreement, dated [___] (the “Warrant Agreement”) between Wallbox N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands and registered with the Dutch trade register under number 83012559 (the “Company”) and the Warrantholder. Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant Agreement.

Provided that the Ordinary Shares are registered for resale on an effective registration statement or are eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Ordinary Shares shall be delivered to the following DWAC Account Number:

In the event that the Warrantholder has elected a cash exercise, the Warrantholder shall pay the sum of $[•] in immediately available funds to the Company in accordance with the terms of the Warrant Agreement.

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.3 of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the Warrantholder shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by the Warrant Agreement, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Agreement representing the remaining balance of such Ordinary Shares be registered in the name of [•], whose address is [•] and that such Warrant Agreement be delivered to [•], whose address is [•].

[Signature Page Follows]

WARRANTHOLDER:	[•]

By:
Name:
Title:
Date:

EXHIBIT B

Transfer Notice

(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Warrantholder’s Signature:

Warrantholder’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.